Exhibit 10(i)

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment dated December 29, 2008 (the “Amendment”), to the Employment Agreement dated November 1, 2001, as amended December 20, 2005 (the “Employment Agreement”) by and between Wachovia Corporation (the “Company”) and STEPHEN E. CUMMINGS (the “Executive”), as subsequently amended.

WHEREAS, certain compensation, benefits and other amounts payable under the Employment Agreement are subject to Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company and the Executive wish to amend the Employment Agreement to comply with the requirements of the final regulations under Code Section 409A;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged hereto, the parties agree as follows:

1. Section 3(a) of the Employment Agreement is amended to add the following new sentence to the end of that section:

Notwithstanding any provision of this Agreement to the contrary, if the Executive’s Disability leave is at least six months, the Participant shall for purposes of this Agreement be deemed to have had a termination of employment on the first day following such six-month period and that date shall be treated as the Disability Effective Date.

2. Section 3(c) of the Employment Agreement is amended to add the following new sentences at the end of that section:

The Executive may terminate his employment for Good Reason, provided that the Termination Date occurs during the 2-year period immediately following the date that the events or actions giving rise to the Good Reason termination occur. In no event shall a termination of the Executive’s employment for Good Reason occur unless the Executive gives written notice to the Company in accordance with and within the time period specified in Section 3(d) below stating with specificity the events or actions that constitute Good Reason. The Executive shall provide the Company with an opportunity to cure (if curable) the events or actions constituting Good Reason within a reasonable period of time, but at least 30 days from the date the Company receives the Notice of Termination (as defined in Section 3(d) below).

3. Section 4(a)(i) of the Employment Agreement is amended in its entirety to read as follows:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of (A) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (B) the product of (1) an Annual Bonus of an amount equal to the greater of (x) the highest annual cash incentive bonus paid by the Company to the Executive for the three calendar years prior to the Date of Termination or (y) the Executive’s then applicable “target” incentive bonus under the then applicable cash incentive compensation plan prior to the Date of Termination (the greater of clauses (x) or (y) is defined as the “Base Bonus”), and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, to the extent not theretofore paid (the “Pro Rata Bonus”), (C) any unpaid Annual Bonus for the prior year, and (D) any accrued paid time off, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C), and (D) shall be hereinafter referred to as the “Accrued Obligations”).

4. Section 4(a)(ii) of the Employment Agreement is amended in its entirety to read as follows:

(ii) for the thirty-six (36) month period beginning immediately after the Executive’s Date of Termination and ending on the third anniversary of that date (the “Compensation Continuance Period”), the Company shall make cash payments to the Executive equal in the aggregate to three times the sum of (A) the Executive’s highest Annual Base Salary during the twelve months immediately prior to the Date of Termination, (B) the Base Bonus, and (C) the amount equal to the highest matching contribution by the Company to the Executive’s account in the Company’s 401(k) plan for the five years immediately prior to the Date of Termination (the payments described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Compensation Continuance Payments” and, together with the benefits referred to in Sections 4(a)(iii), (iv), (v), (vi) and (vii), shall be hereinafter referred to as the “Compensation Continuance Benefits”). The Compensation Continuance Payments shall be made in substantially equal semi-monthly payments, and the Company shall withhold from the Compensation Continuance Payments all applicable federal, state and local taxes. Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control that qualifies as either a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” in accordance with Treasury Regulation 1.409A-3(i)(5) and which has occurred during the 2-year period immediately preceding the Date of Termination, the Company shall pay the Compensation Continuance Payments to the Executive in cash within 30 days after the Date of Termination.

5. Section 4(a)(iii) of the Employment Agreement is amended by deleting the last sentence of that section and by adding the following new sentences in its place:

The amount of any life insurance benefits provided under the Wachovia Executive Life Insurance Plan (or any successor or replacement plan thereto) shall not affect the life insurance benefits that may be provided under that plan in any other taxable year, and the right to life insurance benefits under that plan may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications, the Company may, in its discretion, provide other coverage at least as valuable as the continued coverage through insurance.

6. Section 4(a)(iv) of the Employment Agreement is amended to delete the last sentence of that section and to substitute the following new sentence in its place:

Notwithstanding the termination of the Executive’s employment with the Company, all stock options granted to the Executive as of the date of this Agreement and during the Employment Period will be exercisable until the scheduled expiration date of such stock options or, if earlier, the tenth (10th) anniversary of the original date on which the stock option was granted. In the event any such stock options are designated as “incentive stock options” pursuant to section 422 of the Code (as defined herein), such stock options shall be treated as non-qualified stock options for purposes of this sentence to the extent that they are exercised after the period specified in section 422(a)(2) of the Code (to the extent such provision applies).

7. Section 4(a)(v) of the Employment Agreement is amended to add the following new sentences at the end of that section:

The programs in which the Executive shall continue to participate during the Compensation Continuance Period shall be the Wachovia Executive Financial Planning Program, the Wachovia Executive Physical Program and the Wachovia Estate Preservation Bonus Plan. Any expense reimbursements payable to the Executive under such plans and programs shall be paid no later than the end of the Executive’s taxable year that next follows the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement under such programs and the amount of any benefits provided under such programs shall not affect the expenses eligible for reimbursement or the benefits that may be provided under such programs in any other taxable year, and the right to expense reimbursement or benefits under such programs may not be liquidated or exchanged for any other benefit. Any tax reimbursements paid in connection with such programs shall be paid no later than the end of the Executive’s taxable year that next follows the taxable year in which the Executive pays such tax.

8. Section 4(a)(vii) of the Employment Agreement is further amended to delete the phrase “outplacement services” and to substitute the phrase “reasonable outplacement services” in its place.

9. Section 4(d) of the Employment Agreement is amended by deleting the third and fourth sentence.

10. Section 4(e) of the Employment Agreement is amended in its entirety to read as follows:

(e) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason (other than for Retirement) during the Employment Period, this Agreement shall terminate without further obligations of the Company to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case only to the extent owing and theretofore unpaid.

11. Section 4(f) of the Employment Agreement is amended in its entirety to read as follows:

(f) Delayed Payment Date. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time to be a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, no payments or benefits to which the Executive otherwise becomes entitled under this Agreement and that are subject to Code Section 409A shall be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period referred to in the preceding sentence, all payments and benefits deferred pursuant to this Section 4(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whether the Executive is a “specified employee” shall be determined in accordance with written guidelines adopted by the Company for such purposes and consistent with the Treasury Regulations under Code Section 409A.

12. Section 6 of the Employment Agreement is amended by deleting [the fifth sentence] of that section and by adding the following new sentences in its place:

The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (“Legal Costs”) which the Executive may reasonably incur during the Executive’s lifetime as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). Legal Costs will be paid within 30 days of when they are incurred and in no event later than the last day of the Executive’s taxable year next following the taxable year in which the Legal Costs were incurred. The Company will pay interest on the amount of any Legal Costs that are paid more than 30 days after the date on which such Legal Costs were incurred at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The amount of Legal Costs reimbursable for any calendar year will not be affected by the amount reimbursed in any other taxable year, and the Executive’s right to payment of Legal Costs shall not be subject to liquidation or exchange for another benefit.

13. Section 7(b)(iii) of the Employment Agreement is amended to add the following new sentence to the end of that section:

In no event shall the level of such consulting services exceed 20% of the average level of services performed by the Executive over the 36-month period immediately preceding the date on which the Executive’s employment terminated (or the full period of services that the Executive performed for the Company if the Executive provided services for fewer than 36 months).

14. Section 8 of the Employment Agreement is amended by adding the following new subsection (f) to the end of that section:

(f) Notwithstanding anything in this Agreement to the contrary:

(i) Any Gross-Up Payment made with respect to an Excise Tax (but excluding for this purpose any interest or penalties with respect to such tax), and including (but not limited to) any Gross-Up Payment with respect to an Excise Tax that the Company has paid on behalf of the Executive prior to directing the Executive to claim a refund and any Underpayment described in Section 8(b), shall be paid no later than the last day of the Executive’s taxable year next following the taxable year in which the Excise Tax in respect to which such Gross-Up Payment or Underpayment relates is remitted to the applicable taxing authority.

(ii) The reimbursement of any expenses incurred by the Executive in connection with a contest respecting the existence or amount of any Excise Tax to which the Executive may be entitled pursuant to this Section 8 shall be made no later than the end of the Executive’s taxable year next following the taxable year in which the taxes that are subject to the contest are remitted to the applicable taxing authority or, if no taxes are remitted, the end of the Executive’s taxable year next following the taxable year in which the contest is completed or there is a final and nonappealable settlement or other resolution of the contest.

(iii) Any other expense reimbursement to which the Executive may be entitled under this Section 8 for an expense incurred during the Executive’s lifetime that is not described above, including, but not limited to, any Gross-Up Payment with respect to the interest or penalty component of an Excise Tax, shall be made no later than the end of the Executive’s taxable year next following the taxable year in which the expense was incurred. The amount of any such expenses eligible for reimbursement paid during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and the right to any such expense reimbursement may not be liquidated or exchanged for any other benefit.

15. Section 11(g) of the Employment Agreement is amended to add the following new sentence to the end of that section:

Notwithstanding the foregoing, no such modification shall be made to any plan, policy, practice, program, contract or agreement (the “Other Arrangements”) to the extent such modification would violate any requirement of Code Section 409A applicable to the Other Arrangements or to this Agreement.

16. Section 11 of the Employment Agreement is further amended to add the following new subsections:

(k) No Acceleration of Payments. The Executive shall not be permitted, and the Company shall not have any discretion, to accelerate the timing or schedule of any payment or benefit under this Agreement that is subject to Code Section 409A, except as specifically provided herein or as may be permitted pursuant Code Section 409A and the Treasury Regulations thereunder.

(l) Compliance with Code Section 409A. The parties intend that all compensation and benefits paid or provided to the Executive by the Company that qualifies as a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”), including but not limited to any payment made or any benefit provided under this Agreement, shall, to the extent subject to Code Section 409A, be paid or provided in compliance with Code Section 409A and the Treasury Regulations thereunder, and the parties shall interpret this Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to cooperate in good faith to comply with Code Section 409A and further agree to modify this Agreement to the extent necessary to comply with Code Section 409A.

(m) Separate Payment. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate payment and not as a series of payments.

(n) Change in Control. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit that (i) qualifies as Nonqualified Deferred Compensation and (ii) is paid or distributed due to a Change in Control, whether pursuant to this Agreement or otherwise, shall only be paid or distributed if such event that qualifies as a Change in Control under this Agreement also qualifies as either a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” in accordance with Treasury Regulation 1.409A-3(i)(5).

(o) Expense Reimbursements. Notwithstanding anything contained in this Agreement to the contrary, except to the extent any reimbursement, payment or entitlement under this Agreement or otherwise does not qualify as Nonqualified Deferred Compensation, (x) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Code Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit

(p) Reimbursement of Expenses in Connection with a Separation from Service. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under Section 4 above or otherwise paid or provided due to a “separation from service” (as such term is described and used in Code Section 409A and the Treasury Regulations promulgated thereunder) that is exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the separation from service occurs; provided, however that the Company reimburses such expenses no later than the last day of the third taxable year following the taxable year of the Executive in which the separation from service occurs.

17. This Amendment is effective as of December 31, 2008.

18. This Amendment constitutes an amendment to the Employment Agreement pursuant to Section 11(a) of the Employment Agreement. All provisions of the Employment Agreement not affected by this Amendment shall remain in full force and effect and shall continue to be binding obligations of both parties hereto. Capitalized terms used in this Amendment but not defined herein shall have the meanings assigned thereto in the Employment Agreement.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Executive has signed this amendment as of the date set forth below.

WACHOVIA CORPORATION

By:	/s/ Charles D. Loring
Name:	Charles D. Loring
Title:	Senior Vice President

AGREED AND ACCEPTED:

/s/ Stephen E. Cummings		December 18, 2008
Stephen E. Cummings		Date